[Exhibit 4B to Colonial Gas Company Form 10-Q for the period ended
      June 30, 1994]




            BOS-BUS:63918


                                   SIXTH AMENDMENT


     Amendment Agreement dated as of July 13, 1994 by and among (a) COLONIAL GAS COMPANY, a Massachusetts Corporation (the "Company"), (b) THE BANK OF
NOVA SCOTIA, ABN AMRO BANK N.V., BOSTON BRANCH (the successor to
Algemene Bank Nederland N.V., Cayman Islands Branch), THE FIRST NATIONAL
BANK OF BOSTON and SHAWMUT BANK, N.A. (collectively, the "Banks"), (c)
SHAWMUT BANK, N.A., in its capacity as co-agent for the Banks (the "Co-Agent"), and (d) THE FIRST NATIONAL BANK OF BOSTON, as agent for the Banks (the "Agent"). This Amendment Agreement is to amend certain of the provisions of the Revolving Credit Agreement dated as of June 27, 1990 (as amended, the "Agreement") by and among the Company, the Banks and the Agent. Terms used but not specifically defined herein shall bear the same meanings herein as in the Agreement. This Amendment Agreement is the sixth amendment to the Agreement.

     The Company has advised the Banks, the Co-Agent and the Agent that the Company desires to increase the Maximum Commitment under the Agreement from $40,000,000 to $75,000,000, to extend the Termination Date thereunder and to make certain other changes in the Agreement. The Banks, the Co-Agent and the Agent are prepared to agree to the requested increase in the Maximum Commitment, the extension of the Termination Date upon the terms and conditions set forth in this Amendment Agreement and to make certain other changes in the Agreement.

     To accomplish the foregoing, the Company, the Banks, the Co-Agent and the Agent agree as follows:

     1.   Amendments.  The Agreement is amended in the following respects:

     (a) Preamble. The preamble is hereby amended by inserting after the parenthetical "(collectively the "Banks")" appearing therein a comma and the following reference: "SHAWMUT BANK, N.A., as co-agent for the Banks (the "Co-Agent")".

     (b) Section 1: Defined Term "Applicable C/D Rate Margin". The defined term "Applicable C/D Rate Margin" appearing in Section 1 of the Agreement is amended by substituting for the table appearing therein, the following table:

                  Standard & Poor's           Applicable C/D
                       Rating                   Rate Margin

                         A                         0.325%

                         A-                        0.350%

                        BBB+                       0.375%

                        BBB                        0.475%

                    less than BBB                  0.575%



     (c) Section 1: Defined Term "Applicable Eurodollar Rate Margin". The defined term "Applicable Eurodollar Rate Margin" appearing in Section 1 of the Agreement is amended by substituting for the table appearing therein, the following table:

                  Standard & Poor's      Applicable Eurodollar
                       Rating                 Rate Margin

                          A                      0.200%

                          A-                     0.225%

                         BBB+                    0.250%

                         BBB                     0.350%

                     less than BBB               0.450%




     (d) Section 1: Defined Term "Applicable Facility Fee Rate". The defined term "Applicable Facility Fee Rate" appearing in Section 1 of the Agreement is amended by substituting for the table appearing therein, the following table:

                  Standard & Poor's      Applicable Facility
                       Rating                 Fee Rate


                         A                      0.070%

                         A-                     0.090%

                        BBB+                    0.100%

                        BBB                     0.120%

                    less than BBB               0.220%




     (e) Section 1: Defined Term "Co-Agent". Section 1 of the Agreement is hereby amended by inserting therein immediately after the definition of "Closing Date" the following new definition:

     Co-Agent - has the meaning specified in the preamble.

     (f) Section 1: Defined Term "Domestic C/D Rate". The defined term "Domestic C/D Rate" appearing in Section 1 of the Agreement is deleted in its entirety and the following new definition is substituted therefor:

     Domestic C/D Rate - with respect to any interest period for any C/D Rate Advance, the annual rate of interest determined by the Agent to be the average (rounded upwards, if necessary to the nearest 1/100 of 1%) of the rates offered by the Agent in the secondary market at approximately 10:00 A.M. Boston time (or as soon thereafter as practicable) on the first day of the applicable Interest Period for the purchase at face value from the Agent of dollar certificates of deposit issued by them in an aggregate amount approximately equal or comparable to the amount of the C/D Rate Advance relating to such Interest Period and having a maturity equal to the applicable Interest Period.

     (g) Section 1: Defined Term "Extension Date". The defined term "Extension Date" appearing in Section 1 of the Agreement is deleted in its entirety.

     (h) Section 1: Defined Term "Interest Charges". The defined term "Interest Charges" appearing in Section 1 of the Agreement is amended by inserting prior to the period at the end thereof, the following phrase: ", and net of regulatory interest".

     (i) Section 1: Defined Term "Maximum Commitment". The defined term "Maximum Commitment" appearing in Section 1 of the Agreement is amended by deleting the dollar amount "$40,000,000" appearing in clause (a) thereof and by substituting the dollar amount "$75,000,000" in place thereof.

     (j) Section 1: Defined Term "Termination Date". The defined term "Termination Date" appearing in Section 1 of the Agreement is amended by substituting for the reference therein to the date "July 15, 1994" a reference to "June 15, 1997".

     (k) Section 2.1. The dollar amount "$40,000,000" appearing in two places in Section 2.1 of the Agreement is hereby deleted from both such places and the dollar amount "$75,000,000" is substituted in place thereof.


     (l) Section 2.2(h). The parties hereto hereby acknowledge and agree that the definition of "Revolving Credit Notes" shall be deemed to include the Revolving Credit Notes delivered to the Banks pursuant to this Amendment Agreement and any promissory notes delivered pursuant to Section 5.2 of the Agreement as amended hereby.

     (m) Section 3.1. Section 3.1 of the Agreement is amended by substituting for the references to the dollar amount "$250,000" appearing in
Section 3.1(d)(ii)(B), 3.1(f)(ii) and 3.1(h) thereof a reference to the dollar amount "$1,000".

     (n) Section 4.10. Section 4.10 of the Agreement is amended by inserting the following after the second sentence of paragraph (a) thereof:


      All payments by the Company hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Company is compelled by law to make such deduction or withholding. If any such obligation is imposed hereafter upon the Company with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Company will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other
Loan Document, such additional amount in dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Company, provided that the foregoing obligation to pay such additional amounts shall not apply:

     (i) to any payment to a Bank if such Bank is not, on the date hereof (or on the date it becomes a Bank under this Agreement) and on the date of any change in the lending office of such Bank identified after its execution, entitled by virtue of its status as a non-resident alien to submit either a Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form 4224 (relating to all interest to be received by such Bank hereunder in respect of Advances) of the U.S. Department of Treasury, or

     (ii) to any item referred to in the preceding sentence that would not have been imposed but for the failure by such Bank to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections of such Bank with the United
States if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such item.

     The Company will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Company hereunder or under such other Loan Document.

     (o) Section 5.1. The text of Section 5.1 of the Agreement is deleted from the Agreement and the following is substituted in place thereof:

     Section 5.1. Amount of Commitment. The respective amount of each Bank's Commitment on the date hereof and its respective Commitment Percentage shall be as follows:

                                             Amount of      Commitment
                         Lender              Commitment     Percentage


ABN AMRO Bank N.V., Boston Branch            $8,000,000      10.67%


The Bank of Nova Scotia                     $17,000,000      22.67%


The First National Bank of Boston           $25,000,000      33.33%


Shawmut Bank, N.A.                          $25,000,000      33.33%



     (p) Section 5.2. The text of Section 5.2 of the Agreement is deleted from the Agreement and the following is substituted in place thereof:

     Section 5.2. Extension of Commitments. The Company may, by written notice to the Banks and the Agent not less than sixty (60) days and not more than ninety (90) days prior to the Termination Date then in effect, request that the Termination Date be extended to a later date specified in such notice. The Agent shall notify the Company as to whether all of the Banks have agreed to the extension of the Termination Date to such later date not later than thirty (30) days prior to the Termination Date then in effect. An extension to which all of the Banks have agreed shall become effective upon the receipt by the Banks not less than five (5) Business
Days prior to the Termination Date then in effect of (a) executed promissory notes substantially in the form of Exhibit A hereto, and (b) an opinion of counsel to the Company, satisfactory to the Banks and their counsel, as to the due authorization, execution and delivery by the Company of such notice of extension and such promissory notes, the validity and binding effect as regards the Company of this Agreement and the promissory notes so delivered, and there being no necessity for any authorization or approval by, or any filing or registration with, any public regulatory body (including, but without limitation, approval of the Department of Public Utilities of the Commonwealth of Massachusetts) for such extension and for the performance of this Agreement and the promissory notes so delivered (or, if any such action is necessary or required, stating that the same has been duly obtained or effected, and is valid and sufficient for the purpose and a true copy thereof is attached to such opinion).

     (q) Section 5.3. Section 5.3 of the Agreement is amended by substituting for the reference appearing in paragraph (c) thereof to "a letter agreement dated as of June 3, 1993, between the Company and the Agent" a reference to "a letter agreement dated as of May 31, 1994, between the Company and the Agent".

     (r) Section 7. Section 7 of the Agreement is amended by inserting after Section 7.2 thereof the following new Section 7.3:

     Section 7.3. Notes in Full Force and Effect. The Notes shall be in full force and effect, and the Company shall have delivered to the Banks contemporaneously with its delivery of such Notes an opinion of counsel, satisfactory to the Banks, regarding the due authorization, execution and delivery of such Notes, the validity and binding effect of such Notes, and there being no necessity for any authorization or approval by, or any filing or registration with, any public regulatory body (including, but without limitation, approval of the Department of Public Utilities of the Commonwealth of Massachusetts) for the delivery of such Notes or the performance of such Notes.

     (s) Section 8. Section 8 of the Agreement is hereby amended by inserting at the end thereof the following new Section 8.17:

     Section 8.17. Environmental Matters. The Company is in compliance in all material respects with all applicable state and federal environmental statutes and regulations, including, without limitation, the Clean Water
Act of 1977, as amended, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Massachusetts Hazardous Waste Management Act,
Massachusetts General Laws Annotated ch. 21C (West 1992) (the
"Massachusetts Hazardous Waste Act"), the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq. ("CERCLA"), and the Massachusetts Oil and Hazardous Material Release Prevention Act, Massachusetts General Laws Annotated ch. 21E (West 1992) (the "Massachusetts Oil and Hazardous
Material Act"), except for such noncompliance which, in the judgment of the Company, would not materially and adversely affect the business, prospects, earnings, properties or condition (financial or otherwise) of the Company and, to its knowledge, has not acquired, incurred or assumed, directly or indirectly, any contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment which, in the judgment of the Company, would have a material adverse effect on the business, prospects, earnings, properties or condition (financial or otherwise) of the Company. The Company is not the subject of any evaluation, administrative proceedings, administrative consent orders, judicial proceedings or demand orders under CERCLA, or under the Massachusetts Oil and Hazardous Material Act which, in the judgment of the Company, would have a material adverse effect on the business, prospects, earnings, properties or condition (financial or otherwise) of the Company.

     (t) Section 10.3. Section 10.3 of the Agreement is hereby amended by substituting for the title of paragraph (e) thereof the following: "Notice of Default, Litigation, ERISA Matters and Environmental Matters" and by inserting at the end of such paragraph the following:

     The Company will promptly give notice to the Agent and each of the Banks (i) of any violation of any federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment that the Company reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and that, in the judgment of the Company, would materially and adversely affect the business, prospects, earnings, properties or condition (financial or otherwise) of the Company, and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board that, in the judgment of the Company, would materially and adversely affect the business, prospects, earnings, properties or condition (financial or otherwise) of the Company.

     (u) Section 10.12. Section 10.12 of the Agreement is amended by deleting the following sentence: "All policies of insurance shall provide for thirty (30) days prior written minimum cancellation notice to the Agent." and by substituting in place therefor the following sentence:

     At least five (5) days before the expiration of any such policy, the Company will (except as aforesaid) obtain a renewal of any policy about to expire or a new policy or policies operating as a renewal thereof, to the satisfaction of the Banks; provided, however, that the Company will notify the Banks that a policy is being canceled by an insurer not later than ten
(10) days prior to the effective date of such cancellation.

     (v) Section 11.2. Section 11.2 of the Agreement is hereby deleted in its entirety and the phrase "INTENTIONALLY OMITTED" is hereby substituted therefor.

     (w) Section 11.6. Section 11.6 of the Agreement is hereby deleted in its entirety and the following new Section 11.6 is hereby substituted therefor:

     Section 11.6. Subsidiaries. The Company will not, directly or indirectly, enter into any transaction with any subsidiary except on terms which are fair and reasonable to the Company and which, taken as a whole, are at least as favorable to the Company as it would obtain in a comparable transaction with an unrelated person. The Company will not sell the stock of any subsidiary, or permit a subsidiary to sell or otherwise dispose of its property, other than at a fair value, unless such sale or disposition is not detrimental to the interests of the Banks hereunder and the difference between the fair value and the proceeds of such sale or disposition is either less than $25,000 or, in the aggregate with the differences from all other such sales or dispositions during the preceding 24 consecutive months, less than 3/4 of 1% of tangible net worth as shown in the most recent report of the Company.

     (x) Section 11.9. Section 11.9 of the Agreement is hereby deleted in its entirety and the phrase "INTENTIONALLY OMITTED" is hereby substituted therefor.

     (y) Section 11.11. Section 11.11 of the Agreement is hereby deleted in its entirety and the following new Section 11.11 is hereby substituted therefor:

     Section 11.11. Interest Charge Coverage Ratio. Permit the ratio of Consolidated Net Earnings Available for Interest Charges for any 4 consecutive fiscal quarters to Interest Charges for such period to be less than 1.75 to 1.00.

     (z) Section 11.14. Section 11.14 of the Agreement is hereby deleted in its entirety and the following new Section 11.14 is hereby substituted therefor:

     Section 11.14. Indenture. The Company shall not amend, modify or supplement the Indenture as in effect on the date of this Agreement in any way that would directly or indirectly (i) subject the lien of the Indenture to the gas inventory or accounts receivable of the Company or the Trust,
(ii) cause the scheduled date of payments of principal, interest and expenses of Mortgage Debt to occur at dates earlier than the allowed dates in effect on the Closing Date, (iii) amend in any material way the definitions of "additional property" or "net amount of additional property" or "permitted liens" in the definitional section of the Indenture, or (iv) amend in any material way Section 3.02 of the Indenture.

     (aa) Section 11.16. Section 11.16 of the Agreement is hereby deleted in its entirety and the following new Section 11.16 is hereby substituted therefor:

     Section 11.16. Debt Payments. The Company shall not, directly or indirectly, make any payments in reduction of any Debt of the Company
(other than Debt in respect of the Advances) prior to the final maturity thereof, other than payments required by the terms of any sinking fund, serial maturity or mandatory prepayment provision contained in any instrument evidencing Debt permitted by Section 11.1 and other than payments made pursuant to the Fuel Purchase Contract, unless (i) such payment is made out of the proceeds of a concurrent (and in any event within six (6) months of such payment) refunding operation involving the incurring by the Company of additional Debt which is at least equal in aggregate principal amount to, and which has a weighted average life to maturity (as determined in accordance with any accepted financial practice) no shorter than the remaining life of this Agreement and (ii) after giving effect to such payment, the aggregate amount of all such Debt prepaid by the Company since the Closing Date shall not exceed $20,000,000.

     (bb) Section 15A. The Agreement is hereby amended by inserting immediately after Section 15 appearing therein the following new Section 15A:

     Section 15A. THE CO-AGENT. Notwithstanding anything to the contrary set forth herein, the Co-Agent shall be deemed to be the agent of the Banks in name only, and the Co-Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than (a) those applicable to all Banks as such or (b) those otherwise applicable to Shawmut Bank, N.A. in its individual capacity. Each Bank acknowledges that it has not relied, and will not rely, on the Co-Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

     (cc) Section 17. Section 17 is hereby amended by inserting at the end thereof the following:

     Notwithstanding anything in this Section 17 to the contrary, each Bank shall be permitted to assign any or all of its rights hereunder to any of its "bank" affiliates or to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act 12 U.S.C. Section 341, without the prior written consent of the Company or the Agent, provided that such "bank" affiliate shall have total capital of not less than $100,000,000. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Company and the Agent a certification as to its exemption from deduction or withholding of any United States Federal income taxes.

     (dd) Section 28. The Agreement is hereby amended by inserting at the end thereof the following new Section 28:

     Section 28. WAIVER OF JURY TRIAL. The Company hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law and except in the case of gross negligence or willful misconduct, the Company hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and
(b) acknowledges that the Agent and the Banks have entered into this Agreement, the other Loan Documents to which the Company is a party in reliance on, among other things, the waivers and certifications contained herein.

     (ee) Exhibit A. Exhibit A to the Agreement is deleted in its entirety and the form of Exhibit A attached hereto is substituted therefor. The parties hereto hereby agree that each reference in the Agreement to the form of Exhibit A shall henceforth be to the form of Exhibit A attached to this Amendment Agreement.

     2. Conditions to Effectiveness. The effectiveness of this Amendment Agreement and the obligations of the Banks to provide the financing accommodations contemplated hereby, shall be subject to the satisfaction of each of the following conditions precedent (the date on which all of the following conditions precedent shall have been met hereinafter referred to as, the "Effective Date"):

     (a) Representations and Warranties. Each of the representations and warranties made by or on behalf of the Company to the Banks in Section 8 of the Agreement shall be true and correct in all material respects.

     (b) Performance, etc. The Company shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Agreement. No events shall have occurred or be continuing, and no condition shall exist, that constitutes an Event of Default or that would, with notice or the lapse of time, or both, constitute an Event of Default.

     (c) Proof of Corporate Action. The Agent shall have received from the Company, copies, certified by a duly authorized officer to be true and complete on or as of the date of effectiveness of this Amendment Agreement, of the records of all corporate action taken by the Company to authorize (i) its execution and delivery of this Amendment Agreement and the Revolving Credit Notes to be delivered in connection herewith, (ii) the performance on the part of the Company of all of its agreements and obligations under the Agreement as amended by this Amendment Agreement and (iii) its incurring the obligations contemplated by this Amendment Agreement.

     (d) Incumbency Certificate. The Agent shall have received from the Company an incumbency certificate dated as of the date of the effectiveness of this Amendment Agreement, signed by a authorized officer of the Company, and giving the name and bearing the specimen signature of each individual who shall be authorized to execute and deliver, in the name and on behalf of the Company, this Amendment Agreement and the Revolving Credit Notes to be delivered in connection herewith.

     (e) Agent's Fee. The Company shall have paid to the Agent the Agent's Fee required to be paid at closing by the letter agreement between the Company and the Agent dated May 31, 1994.

     (f) Legal Opinions. The Agent shall have received a written legal opinion, addressed to the Banks, dated the date of the effectiveness of this Amendment Agreement, of Palmer & Dodge, as counsel to the Company. Such legal opinion shall be in form and substance satisfactory to the Banks.

     (g) Officer's Certificate. The Company shall have provided such certificates and other assurances in respect to its obligations and duties hereunder as shall be satisfactory to the Banks.

     (h) Receipt of Revolving Credit Notes. Each Bank shall have received an executed promissory note in form and substance satisfactory to such Bank and substantially in the form of Exhibit A hereto.

     (i) Amendment to Trust Credit Agreement. Each Bank shall have received an executed Fifth Amendment to the Trust Credit Agreement and all of the conditions precedent to the effectiveness thereof shall have been fully satisfied.

     3. Transitional Arrangements. All fees owing or accruing under or in respect of the Agreement prior to the effectiveness of this Amendment Agreement shall be paid in accordance with the method, and on the date, specified in the Agreement as in effect immediately prior to the effectiveness hereof. Any C/D Rate Advance or Eurodollar Rate Advance outstanding on the date on which this Amendment Agreement becomes effective shall continue to bear interest at the Applicable C/D Rate Margin or the Applicable Eurodollar Rate Margin (as the case may be) as such terms were defined prior to the effectiveness of this Amendment Agreement for the remainder of the current Interest Period relating thereto.

     4. Effect on Agreement. Except as, and to the extent, specifically amended by this Amendment Agreement, the Agreement shall remain in full force and effect and is hereby expressly ratified and confirmed in each and every respect.

     5.   Provisions of General Applications.

     (a) Governing Law. This Amendment Agreement is intended to take effect as a sealed instrument. This Amendment Agreement and the respective rights and obligations hereunder of the parties hereto shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     (b) Headings. The headings of the sections and paragraphs of this Amendment Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment Agreement.

     (c) Counterparts. This Amendment Agreement may be executed in any number of counterparts but all of such counterparts shall together constitute but one agreement. In making proof of this Amendment Agreement, it shall not be necessary to produce or account for more than one counterpart signed by each of the parties hereto.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment
      Agreement to be entered into as of this 13th day of July, 1994.


            THE COMPANY:
                                          COLONIAL GAS COMPANY


            [Corporate Seal]              By: Dennis W. Carroll
                                             Title: Vice President & Treasurer

            Attest:

            THE BANKS:
                                          THE BANK OF NOVA SCOTIA


                                          By: M.R. Bradley
                                              Title:

                                          The Bank of Nova Scotia
                                          101 Federal Street, 16th Floor
                                          Boston, Massachusetts 02110
                                          Attention:  Michael Bradley


                                          ABN AMRO BANK N.V.,
                                            BOSTON BRANCH


                                          By: R.E. James Hunter
                                              Title: V.P.


                                          By: Authorized Signatory
                                              Title: Vice President

                                          ABN AMRO Bank N.V.
                                          One Exchange Place
                                          53 State Street
                                          Boston, Massachusetts 02109
                                          Attention: R.E. James Hunter


                                          THE FIRST NATIONAL BANK
                                            OF BOSTON


                                          By: Daniel G. Head Jr.
                                              Title: Vice President

                                          The First National Bank of Boston
                                          100 Federal Street
                                          Boston, Massachusetts 02110
                                          Attention:  Daniel G. Head


                                          SHAWMUT BANK, N.A.


                                          By: Philip A. Messina
                                              Title: Vice President

                                          Shawmut Bank, N.A.
                                          One Federal Street
                                          Boston, Massachusetts 02211
                                          Attention: Philip A. Messina

            THE CO-AGENT:
                                          SHAWMUT BANK, N.A., As Co-Agent


                                          By: Philip A. Messina
                                              Title: Vice President

                                          Shawmut Bank, N.A.
                                          One Federal Street
                                          Boston, Massachusetts 02211
                                          Attention: Philip A. Messina


            THE AGENT:
                                          THE FIRST NATIONAL BANK
                                            OF BOSTON, As Agent


                                          By: Daniel G. Head Jr.
                                              Title: Vice President

                                          The First National Bank of Boston
                                          100 Federal Street
                                          Boston, Massachusetts 02110
                                          Attention:  Daniel G. Head






                                                                EXHIBIT A


                                REVOLVING CREDIT NOTE


     $___________                                             _______, 199[_]

     FOR VALUE RECEIVED, the undersigned Colonial Gas Company, a Massachusetts corporation (the "Company"), hereby absolutely and unconditionally promises to pay to the order of[_________________________________] (the "Bank") at the
head office of The First National Bank of Boston, as Agent (the "Agent"), at 100 Federal Street, Boston, Massachusetts 02110:

     (a) on [June 16, 1995 or, with respect to subsequent notes, the date which is 364 days from the date of such note], the principal amount of _______________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of Advances made by the Bank to the Company pursuant to the Credit Agreement (as hereinafter defined); and

     (b) interest on the principal from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the rates provided in the Revolving Credit Agreement dated as of June 27, 1990, as amended or supplemented from time to time (the "Credit Agreement"), by and among the Company, the Bank and such other banks or financial institutions that are or may become parties to the Credit Agreement from time to time in accordance with the provisions thereof (the Bank and such other banks being collectively referred to as the "Banks"), Shawmut Bank, N.A., in its capacity as co-agent for the Banks, and the Agent.

     This Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by the Company in accordance with the terms of the Credit Agreement, and is one of the Revolving Credit Notes referred to therein. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of the Company contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

     The Bank is hereby irrevocably authorized by the Company to endorse on the schedule attached to this Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances and repayments of principal of this Note, provided that failure by the Bank to make any such notations shall not affect any of the Company's obligations or the validity of any repayments made by the Company in respect of this Note.

     The Company has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

     The Company and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.



     This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.




     IN WITNESS WHEREOF, Colonial Gas Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.


                                          COLONIAL GAS COMPANY

            [Corporate Seal]

                                          By:...........................
                                              Title:





      Amount of   Paid or    Amount of        Balance of          Notation
Date     Loan    Prepaid     Principal       Principal Unpaid      Made By




     [End of Exhibit 4B to Colonial Gas Company Form 10-Q for the period ended June 30, 1994]